Exhibit 99.1

[LIN Media Logo]

Re: Merger with Media General, Inc. - Your Merger Consideration

Dear Shareholder of LIN Media LLC:

As you are aware, LIN Media LLC (“LIN”) has entered into an agreement and plan of merger dated March 21, 2014, with Media General, Inc. (“Media General”), pursuant to which Media General will merge with a subsidiary of a new holding company formed by Media General (such new holding company is referred to as “New Media General”) and LIN will merge with a separate subsidiary of New Media General. The merger involving LIN and the subsidiary of New Media General is referred to as the “LIN Merger” and the LIN Merger, together with the other transactions contemplated by the merger agreement, are collectively referred to as the LIN / Media General transaction. A special meeting of LIN shareholders approving the LIN Merger was held on [●], 2014. In connection with the special meeting of LIN shareholders, a joint proxy statement/prospectus of LIN and Media General was mailed to you on or about [●], 2014.

Assuming the LIN / Media General transaction is consummated, then, upon effectiveness of the LIN Merger, each holder of Class A, Class B or Class C common shares of LIN, which we collectively refer to as the “LIN common shares,” may elect to receive, for each LIN common share owned, either (i) $27.82 in cash without interest (the “cash consideration”), or (ii) 1.5762 shares of voting common stock of New Media General (the “stock consideration”), in each case subject to adjustment and proration as set forth in the merger agreement, including the provision that 27,426,312 LIN common shares will be converted into the right to receive the cash consideration and the remaining LIN common shares will be converted into the right to receive the stock consideration. New Media General will not issue fractional shares. Any fractional share into which your LIN common shares would otherwise be converted will entitle you to receive a cash payment equal to the product of such fraction of a share and the cash consideration. Please see “The Transaction—Proration and Allocation Procedures for the LIN Merger Consideration” beginning on page 60 of the joint proxy statement/prospectus for a description of the proration and allocation procedures applicable to the LIN common shares.

Pursuant to the terms of the merger agreement, shareholders of LIN are entitled to make an election as to the form of consideration they prefer to receive for their LIN common shares in the LIN Merger. To do so, shareholders of LIN must return the enclosed election form no later than 5:00 p.m. (New York time) on [●] (the “Election Deadline”), unless Media General and LIN announce an earlier or later deadline. None of Media General, New Media General, LIN or [●] (the “Exchange Agent”) is under any obligation to accept or give effect to any Election Forms submitted after the Election Deadline. In order to make a valid election, you must submit a properly completed Election Form and Letter of Transmittal to the Exchange Agent prior to the Election Deadline.

Please promptly follow the instructions on the enclosed Election Form in order to indicate your desired form of merger consideration with respect to your LIN common shares. You must also complete and return the enclosed Letter of Transmittal in order to receive the cash consideration and/or stock consideration payable with respect to your LIN common shares. The completed and duly signed Election Form and Letter of Transmittal, together with all LIN share certificate(s) (if any) representing your LIN common shares, should be returned to the Exchange Agent, [●], via registered/traceable mail, at the address below. Any LIN share certificates received by the Exchange Agent prior to the closing of the LIN Merger will be held in escrow pending the closing of the LIN Merger. If the LIN Merger is not consummated, then your LIN share certificates will be promptly returned to you.

By Mail to:	[●]

By Hand, Overnight, or other expedited service to:	[●]

If you have any questions about responding to this request, please call Denise M. Parent, LIN’s Secretary, at (512) 774-6110 or by email at investorrelations@linmedia.com.

Sincerely,

Richard J. Schmaeling

SVP Chief Financial Officer

Form of
ELECTION FORM

This Election Form is being delivered in connection with the Agreement and Plan of Merger ("Merger Agreement") between Media General, Inc. and LIN Media LLC, whereby Media General, Inc. will merge with a subsidiary of a new holding company formed by Media General, Inc. (such new holding company is referred to herein as "New Media General") and LIN Media LLC will merge with a separate subsidiary of New Media General. The merger involving LIN Media LLC and the subsidiary of New Media General is referred to as the "LIN Merger".

Method of delivery of the Election Form is at the option and risk of the owner thereof. *See Instruction 1.*

If delivering by mail:		If delivering by hand or courier:
[•]	**[Exchange Agent Logo]**	[•]

THIS FORM MUST BE SUBMITTED BY 5:00 P.M., EASTERN TIME, ON [•], UNLESS MEDIA GENERAL, INC. AND LIN MEDIA LLC ANNOUNCE AN EARLIER OR LATER DEADLINE.

ELECTION OPTIONS (MARK ONLY ONE BOX):

☐ **ALL STOCK ELECTION**: Exchange all LIN Media LLC common shares for shares of New Media General voting common stock, plus cash in lieu of any fractional shares ("Stock Election").

☐ **ALL CASH ELECTION**: Exchange all LIN Media LLC common shares for cash ("Cash Election").

☐ **COMBINATION STOCK/CASH ELECTION**: Exchange ____________ LIN Media LLC common shares for shares of New Media General voting common stock and the remainder for cash ("Combination Election"). (Please write in the blank the number of LIN Media LLC common shares you would like to exchange for shares of New Media General voting common stock.)

☐ **NO ELECTION**: No preference with respect to the receipt of either New Media General voting common stock or cash.

IMPORTANT: IF YOU DO NOT SELECT AN OPTION OR IF YOU SELECT MORE THAN ONE OPTION, THEN THE SHARES SHALL BE DESIGNATED "NO ELECTION SHARES". AS SET FORTH IN THE MERGER AGREEMENT, NO ELECTION SHARES WILL BE EXCHANGED FOR SHARES OF NEW MEDIA GENERAL VOTING COMMON STOCK, CASH OR A COMBINATION OF CASH AND STOCK, DEPENDING ON THE ELECTIONS MADE BY OTHER LIN MEDIA LLC SHAREHOLDERS. IN ADDITION, YOUR ELECTION IS SUBJECT TO CERTAIN LIMITS AND ALLOCATION PROCEDURES SET FORTH IN THE MERGER AGREEMENT.

It is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. In particular, all elections are subject to the provision that 27,426,312 LIN Media LLC common shares will be converted into cash and the remaining LIN Media LLC common shares will be converted into New Media General voting common stock. Media General, Inc. and LIN Media LLC cannot, therefore, ensure that all LIN Media LLC shareholders will receive their election choices. Any adjustments to the elections will be made in accordance with the allocation and proration procedures set forth in the Merger Agreement that is attached as Appendix A to the joint proxy statement/prospectus. If you do not return a properly completed and executed election form by the election deadline, your LIN Media LLC common shares will be considered no election shares, and, as contemplated by the Merger Agreement, will be converted into the right to receive either cash or shares of New Media General voting common stock, or a combination of cash and shares of New Media General voting common stock, depending on the elections made by other LIN Media LLC shareholders. By signing this Election Form, you confirm that you have read, understand, and agree to be bound by the statements set forth in the instructions and by the terms of the Merger Agreement.

For assistance call Denise M. Parent, Secretary of LIN Media LLC at (512) 774-6110.

DESCRIPTION OF SHARES TO BE EXCHANGED					
Name(s), Address(es) and Signature(s) of Registered Owner(s) (If blank, please fill in exactly as name(s) appear(s) on share certificate(s))	Shares to be Exchanged (attach additional list if necessary)				
		Certificated Shares***			
	Class of Shares*	Certificate Number(s)**	Total Number of Shares Represented by Certificate(s)**	Number of Shares To be Exchanged***	Book Entry Shares
		Total Shares			
Name:	* Indicate Class A Common Share, Class B Common Share or Class C Common Share. ** Need not be completed by book-entry stockholders. *** It will be assumed that all shares of common stock represented by certificates described above are being exchanged.				
Name:

INSTRUCTIONS

1.     Time in which to Make an Election. To be effective, a properly completed Election Form must be received by the Exchange Agent not later than 5:00 p.m., Eastern Time, on [●] (“Election Deadline”), unless Media General, Inc. and LIN Media LLC announce an earlier or later Election Deadline. Please allow ample time for delivery of your Election Form. If you hold your shares in “street name” through a bank, broker or other nominee, you may have to allow additional time in order to make a timely election. Holders of LIN Media LLC common shares whose Election Form is not so received, who revoke their Election Form before the Election Deadline or do not properly complete a submitted Election Form (and do not submit a new or revised Election Form, properly completed and signed, before the Election Deadline) will be considered Non-Electing Stockholders. See Instruction (5) below. The method of delivery of all documents is at the option and risk of the LIN Media LLC shareholder. If sent by mail, then properly insured registered mail, with return receipt requested, is recommended.

2.     Send in Stock Certificates Now. In accordance with the instructions set forth in the enclosed Letter of Transmittal, please send in your LIN Media LLC share certificate(s) with this Election Form and the Letter of Transmittal. If you hold book-entry shares of LIN Media LLC common shares you will not be required to deliver a LIN Media LLC share certificate.

3.     Election Options. In the area marked “Election Options,” indicate whether you would like to receive, in exchange for each of your LIN Media LLC common shares, only shares of New Media General voting common stock, only cash, a combination of voting common stock and cash, or “No Election.” Mark only one selection in this box. The Merger Agreement fixes the number of LIN Media LLC common shares that will be exchanged for cash in the LIN Merger at 27,426,312 shares; the balance of outstanding LIN Media LLC common shares will be exchanged for shares of New Media General voting common stock. Therefore, it may not be possible for all elections to be honored in full. To find out more about these provisions and the allocation method that will be used, please see “The Transaction—Proration and Allocation Procedures for the LIN Merger Consideration” in the LIN / Media General joint proxy statement/prospectus previously mailed to you.

4.     Change or Revocation of Election. A holder of LIN Media LLC common shares who has made an election may at any time prior to the Election Deadline change such election by delivering to the Exchange Agent a revised Election Form, properly completed and signed, prior to the Election Deadline.

5.     Shares as to which no Election is Made. Holders of LIN Media LLC common shares who mark the “No Election” box on this Election Form, who fail to submit a properly completed Election Form (including a properly completed Letter of Transmittal) by the Election Deadline, or who revoke their previously submitted Election Form and fail to submit a revised Election Form (“Non-Electing Stockholder”) by the Election Deadline, shall have their LIN Media LLC common shares converted into the right to receive either cash or stock, depending on the elections made by other LIN Media LLC shareholders, as needed to ensure that 27,426,312 LIN Media LLC common shares are exchanged for cash in the LIN Merger and the remaining LIN Media LLC common shares are exchanged for shares of New Media General voting common stock in the LIN Merger, all in accordance with the terms of the Merger Agreement. In addition, a holder who submits an Election Form for less than all of his, her or its shares will be deemed to be a Non-Electing Stockholder with respect to those shares for which an Election Form is not submitted.

6.     Fractional Interests. If the application of the exchange ratio to all shares in respect of which you elect to receive stock consideration would cause you to receive a fraction of a share of New Media General voting common stock, you will instead receive cash with a value equal to the value of the fractional share of New Media General voting common stock.

7.     Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders of certificates for which a joint Election Form is submitted) on the Election Form should correspond exactly with the name(s) as written on the face of the applicable stock certificate(s), or if shares are held in book-entry form, the name(s) as set forth on the holder’s account with LIN Media LLC’s transfer agent, unless the LIN Media LLC common shares described on this Election Form have been assigned by the registered holder(s), in which event this Election Form should be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the certificate(s).

If this Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with this Election Form.

A signature guarantee is required on the Election Form if the name(s) of person(s) executing the Election Form are different from the name(s) of the registered holder(s) of the shares of LIN Media LLC common shares covered by the Election Form, and a signature guarantee is required on a stock power accompanying an Election Form if the Election Form is by an eligible guarantor institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings association participating in a Medallion Program approved by the Securities Transfer Association, Inc.

8.     Lost, Destroyed, Mutilated or Stolen Stock Certificates. If any stock certificate has been lost, destroyed, mutilated or stolen, the stockholder should promptly notify the Exchange Agent, [●], at [●]. The stockholder will then be instructed as to the steps that must be taken in order to replace the stock certificate. This Election Form and the Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen stock certificates have been followed.

9.     Waiver of Appraisal Rights. Upon submission of an Election Form and Letter of Transmittal (along with any LIN Media LLC share certificate(s)), the submitting Holder will be deemed to have waived the right to seek appraisal to the extent such rights are available under Delaware law, and to have validly revoked any prior demand for appraisal rights, with respect to the Holder’s LIN Media LLC common shares, unless the Election Form is validly revoked before the Election Deadline. By submitting an Election Form, the Holder acknowledges that Media General, Inc., LIN Media LLC, and New Media General will be relying on Election Forms that are not validly revoked before the Election Deadline in connection with allocating and distributing the merger consideration in connection with the LIN Merger.

10.     Elections Effective only upon Completion of the Merger. This election will be effective only upon the completion of the LIN Merger, which is subject to the satisfaction of a number of conditions described in the joint proxy statement/prospectus. All Election Forms will be void and of no effect if the Merger Agreement is terminated for any reason.

11.     Miscellaneous. The terms and conditions of the Merger Agreement (the full text of which is included in the joint proxy statement/prospectus as Annex A) are incorporated herein by reference in their entirety and shall be deemed to form a part of the terms and conditions of this Election Form.

12.     Additional Information. YOU MAY REQUEST A FREE COPY OF THE JOINT PROXY STATEMENT/PROSPECTUS AND ADDITIONAL COPIES OF THIS ELECTION FORM AND THE LETTER OF TRANSMITTAL PRIOR TO THE ELECTION DEADLINE BY CONTACTING DENISE M. PARENT AT:

LIN Media LLC

Attn: Denise M. Parent, Secretary

701 Brazos Street, Suite 800

Austin, Texas 78701

(512) 774-6110

You understand that the definitive terms pursuant to which the LIN Merger will be effected, including but not limited to the amount and form of consideration to be received by holders of LIN Media LLC common shares, the effect of this Election Form and the Letter of Transmittal, and certain conditions to the consummation of the LIN Merger are summarized in the joint proxy statement/prospectus and are set forth in full in, and are subject to, the Merger Agreement.